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                                                                      EXHIBIT 99
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CONTACT                                                    FOR IMMEDIATE RELEASE
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Wayne A. August                                            March 8, 1999
Director of Investor Relations
(561) 994-6015


                      RAILAMERICA COMPLETES $12.5 MILLION
                             COMMON STOCK PLACEMENT


BOCA RATON, FL -- MARCH 8, 1999 -- RailAmerica, Inc. (Nasdaq NNM:RAIL) announced that on March 3, 1999 it completed a private offering of approximately $12.5 million of restricted common stock to investors. Pursuant to the offering, the Company sold approximately 1.4 million shares of its $.001 par value common stock at a price of $8.8125 per share and issued approximately 210,000 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10.125 per share within one year of the transaction's closing date. Exclusive of the warrants, this transaction increases RailAmerica's outstanding shares to approximately 11.1 million.

     Net proceeds to the Company from the offering were approximately $12.0 million. First London Securities Corporation of Dallas, Texas acted as placement agent. The securities sold in this offering have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.

     RailAmerica plans to use the proceeds primarily to help fund its proposed equity investment in Freight Victoria, the entity that will acquire Australia's V/Line Freight Corporation (V/Line Freight) railroad. The Company recently announced that its majority-owned consortium, Freight Victoria, was selected as the successful bidder for V/Line Freight with a purchase price of approximately $103.7 million. V/Line Freight, the rail freight business of Australia's Victorian Government, provides services across southeastern Australia over almost 3,000 miles of track. It is anticipated that Freight Victoria will take over V/Line operations within the next sixty days.

     RailAmerica, Inc. is a diversified international transportation company operating 13 railroads over approximately 2,600 route miles in eight U.S. states, Canada and the Republic of Chile. The Company holds a minority equity interest in Australia's 4,000-mile transcontinental passenger rail service and owns Kalyn/Siebert, Inc., a specialty truck trailer manufacturer with production facilities in Gatesville, Texas and Trois-Rivieres, Quebec, Canada.



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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS
AND THE FUTURE PERFORMANCE OF RAILAMERICA THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDING, BUT NOT LIMITED TO, ECONOMIC CONDITIONS, CUSTOMER DEMAND, INCREASED COMPETITION IN THE RELEVANT MARKET, AND OTHERS. WE REFER YOU TO THE DOCUMENTS THAT RAILAMERICA FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS THE COMPANY'S FORM 10-K, FORM 10-Q AND FORM 8-K REPORTS, WHICH CONTAIN ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE ITS ACTUAL RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS AND FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.